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                                                                    EXHIBIT 99.1


                SUPPLEMENTAL AGREEMENT OF AMERISTAR CASINOS, INC.

Ameristar Casinos, Inc. ("ACI") hereby agrees to furnish supplementally to the Securities and Exchange Commission a copy of all omitted exhibits and schedules to the following agreements:

1. Credit Agreement dated as of December 20, 2000 among ACI, the Lenders party thereto from time to time, Wells Fargo Bank, N.A., as Co-Arranger and Syndication Agent, Bear Stearns Corporate Lending Inc., as Documentation Agent, Deutsche Bank Securities Inc., as Lead Arranger and Sole Book Manager, and Bankers Trust Company, as Administrative Agent;

2. Senior Subordinated Credit Agreement dated as of December 20, 2000 by and among ACI, the Guarantors named on the signature pages thereto, the Lenders named on the signature pages thereto, Bankers Trust Company, as Agent for the Lenders, and Bear Stearns Corporate Lending Inc., as Documentation Agent for the Lenders; and

3. Indenture dated as of February 2, 2001 among ACI, the Guarantors (as defined therein) and U.S. Bank Trust National Association, as trustee.